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                                                                      Exhibit 12

                                ISP HOLDINGS INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)
                         (Thousands, except ratio data)


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

                                       YEAR ENDED DECEMBER 31,                NINE MONTHS ENDED             PRO FORMA
                            --------------------------------------------     -------------------  -----------------------------
                                                                                                              Nine      Nine
                                                                             Oct. 1,   Sept. 29,    Year     Months    Months
                            1991      1992      1993      1994      1995       1995       1996      1995      1995      1996
                            ----      ----      ----      ----      ----       ----       ----      ----      ----      ----
Income from Continuing
  Operations Before
  Income Taxes and
  Extraordinary Items       75,682    85,782    49,823    72,484    106,102    81,205      98,202   60,352    46,892    63,889
Add:
  Interest Expense          52,693    30,595    24,500    28,676     33,091    24,821      21,879   78,841    59,134    56,192
  Company's 50% Share
   of Joint Venture
   Taxes                     5,603     6,434     1,878     1,191      5,038     3,026       4,041    5,038     3,026     4,041
  Company's 50% Share
   of Joint Venture
   Interest Expense             35        16        50         6          8         6           4        8         6         4
  Interest Component of
   Rental Expense            1,763     2,015     2,333     2,466      2,715     2,036       2,138    2,715     2,036     2,138
                          --------  --------  --------  --------   --------  --------  ----------  -------  --------  --------

Earnings Available for
  Fixed Charges            135,776   124,842    78,584   104,823    146,954   111,094     126,264  146,954   111,094   126,264
                          ========  ========  ========  ========   ========  ========  ==========  =======  ========  ========


Fixed Charges:
-------------

Interest Expense            52,693    30,595    24,500    28,676     33,091    24,821      21,879   78,841    59,134    56,192
Add:
  Capitalized Interest         205       414       901       428        400       383         118      400       383       118
  Company's 50% Share
   of Joint Venture
   Interest Expense             35        16        50         6          8         6           4        8         6         4
  Interest Component of
   Rental Expense            1,763     2,015     2,333     2,466      2,715     2,036       2,138    2,715     2,036     2,138
                          --------  --------  --------  --------   --------  --------  ----------  -------  --------  --------

Total Fixed Charges         54,696    33,040    27,784    31,576     36,214    27,246      24,139   81,964    61,559    58,452
                          ========  ========  ========  ========   ========  ========  ==========  =======  ========  ========


Ratio of Earnings to
  Fixed Charges               2.48      3.78      2.83      3.32       4.06      4.08        5.23     1.79      1.80      2.16
                          ========  ========  ========  ========   ========  ========  ==========  =======  ========  ========

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